UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 21, 2021

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

(Exact name of registrant as specified in its charter)

Israel	001-16174	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Basel Street

P.O. Box 3190

Petach Tikva 4951033, Israel

(Address of Principal Executive Offices, including Zip Code)

+972- 3-914-8213

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one Ordinary Share	TEVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	Retirement of Deborah Griffin, Chief Accounting Officer

Deborah Griffin, Teva’s Chief Accounting Officer, will step down from her role as Chief Accounting Officer, effective February 15, 2021, and will remain with the Teva Group until officially retiring at the end of the third quarter of 2021 to ensure an orderly transition.

(c)	Appointment of Mr. Andrew Weil as Chief Accounting Officer

Mr. Weil will join Teva on February 15, 2021, as Teva’s Group Chief Accounting Officer. Mr. Weil will be relocating to Israel on July 1, 2021, and will be based out of Teva’s headquarters.

Mr. Weil, 53, served for 14 years as Executive Vice President, Chief Financial Officer of GTB (formerly known as Team Detroit). Prior to that, Mr. Weil served in several senior finance related leadership roles at the Ford Motor Company, including as their Americas Audit Director, and also worked as a Senior Associate in Coopers & Lybrand, L.L.P., and as a Senior Accountant at Ernst & Young LLP. Mr. Weil holds an MBA from Columbia Business School and a BS in Business Administration from the State University of New York at Buffalo, and is a Certified Public Accountant and a Certified Internal Auditor.

Teva entered into an employment agreement with Mr. Weil on January 21, 2021 in connection with his commencement of employment. Pursuant to the employment agreement, Mr. Weil will serve as Chief Accounting Officer of the Teva Group with an initial base salary of $360,000 (converted to 1.2 million New Israeli Shekels following his relocation to Israel), eligibility to be considered for an annual cash incentive with a target amount equal to 50% of Mr. Weil’s annual base salary and for equity-based awards under the Company’s equity compensation plan. Pursuant to the terms of his employment agreement, and subject to the approval of the HR & Compensation Committee of Teva’s Board of Directors, Mr. Weil will be granted an annual equity award for 2021 with a total fair market value of $300,000 following his relocation to Israel. In addition, pursuant to the terms of his employment agreement, Mr. Weil is eligible to participate in employee benefit plans, including medical and other programs provided to similarly situated employees, and will be entitled to certain relocation benefits in conjunction with his relocation to Israel.

Pursuant to the terms of his employment agreement, if Mr. Weil’s employment is unilaterally terminated prior to his relocation to Israel, except for termination for cause or expiration of his term in the U.S., Mr. Weil will be eligible for severance benefits pursuant to the Teva Pharmaceuticals USA Separation Benefits Policy as shall be in effect from time to time. Following his relocation to Israel, Mr. Weil will be eligible for statutory separation benefits under Israeli law. Mr. Weil’s employment agreement subjects him to a non-competition covenant while employed and for a period of six months following termination and certain other restrictive covenants.

Mr. Weil does not have any family relationships with any of the Company’s directors or executive officers and is not party to any transactions required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Date: January 25, 2021	By:	/s/ Eli Kalif
	Name:	Eli Kalif
	Title:	Executive Vice President,
Chief Financial Officer